UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 21, 2005
SPHERION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11997	36-3536544

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2050 Spectrum Boulevard
Fort Lauderdale, Florida 33309

(Address, including zip code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (954) 308-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On November 21, 2005, Spherion Corporation (the “Company”) amended and restated its Deferred Compensation Plan (the “Plan”) effective January 1, 2005. The Plan was amended and restated to incorporate all prior Plan amendments and to cause the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The new changes related to Section 409A affect contributions made to the Plan after January 1, 2005. These changes include the following:
•	modification of the definition of “Change in Control” to conform to the definition contained in Section 409A;

•	participants may elect to receive distributions upon a Change in Control,

•	modifications to the timing requirements for deferral elections;

•	bonus payments will no longer be eligible for Plan deferrals;

•	modifications to the requirements for distributions and in-service withdrawals; and

•	a requirement that “key employees” receiving a distribution upon separation from the Company are subject to a six month waiting period.
The summary contained in this report is qualified in its entirety by reference to the more detailed terms set forth in the Plan, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 7.01 REGULATION FD DISCLOSURE.
     On January 3, 2006, Spherion Corporation funded a revocable “rabbi trust” (the “Trust”) it created to fund its obligations under the Company’s Deferred Compensation Plan. The Company appointed T. Rowe Price Trust Company as the Trustee of the Trust. The funding obligation is approximately $24 million dollars which includes $2.7 million in Company stock.
ITEM 9.01 EXHIBITS.
     Spherion Corporation Deferred Compensation Plan as amended and restated effective January 1, 2005 is attached hereto as exhibit 99.1.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERION CORPORATION
Date: January 5, 2006	By:	/s/ Roy G. Krause
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Spherion Corporation Deferred Compensation Plan as amended and restated effective January 1, 2005

4